Exhibit 12.1

Talecris Biotherapeutics Holdings Corp.

Ratio of Earnings to Fixed Charges

(Dollars in thousands)

	Predecessor	Successor
	Three Months	Nine Months
	Ended	Ended
	March 31,	December 31,	Years Ended December 31,
	2005	2005	2006	2007	2008	2009

(Losses) earnings:
(Loss) income from continuing operations before income taxes	$(6,500)	$(40,514)	$86,613	$82,771	$102,391	$228,897
Deduct:
Earnings of equity investees	—	(197)	(684)	(436)	(426)	(441)
Interest capitalized	—	(300)	(700)	(2,000)	(2,300)	(2,000)
Preference dividends	—	(2,248)	(3,981)	(13,014)	(22,353)	(17,468)
Add:
Fixed charges	—	26,508	48,441	131,614	128,613	99,388
Amortization of capitalized interest	—	20	103	270	539	804
Dividends from equity investees	—	—	—	94	94	225
(Losses) earnings as defined	$(6,500)	$(16,731)	$129,792	$199,299	$206,558	$309,405

Fixed charges:
Interest expense	$—	$21,500	$39,900	$110,200	$97,200	$72,800
Interest capitalized	—	300	700	2,000	2,300	2,000
Amortization of debt issuance costs and debt discount	—	1,300	2,300	3,800	3,800	3,800
Interest cost	—	23,100	42,900	116,000	103,300	78,600

Rents	—	5,800	7,800	13,000	14,800	16,600
Interest factor	—	20.0%	20.0%	20.0%	20.0%	20.0%
Estimated interest component of rents	—	1,160	1,560	2,600	2,960	3,320

Preference dividends	—	2,248	3,879	13,014	14,364	11,744
Ratio of pre-tax (loss) income to (loss) income from continuing operations	—	1	102.6%	1	155.6%	148.7%
Preferred dividend factor	—	2,248	3,981	13,014	22,353	17,468

Fixed charges as defined	$—	$26,508	$48,441	$131,614	$128,613	$99,388

Ratio of earnings to fixed charges (1)	—	—	2.68	1.51	1.61	3.11

(1) Earnings were insufficient to cover fixed charges and preference dividends by $43.2 million for the nine months ended December 31, 2005.

Talecris Biotherapeutics Holdings Corp.

Ratio of Earnings to Fixed Charges

(Dollars in thousands)

	Predecessor	Successor
	Three Months	Nine Months							Pro forma
	Ended	Ended					Three Months Ended		Year Ended	Three Months Ended
	March 31,	December 31,	Years Ended December 31,				March 31,		December 31,	March 31,
	2005	2005	2006	2007	2008	2009	2009	2010	2009	2009

(Losses) earnings:
(Loss) income from continuing operations before income taxes	$(6,500)	$(40,514)	$86,613	$82,771	$102,391	$228,897	33,435	45,339
Deduct:
Earnings of equity investees	—	(197)	(684)	(436)	(426)	(441)	(89)	(147)
Interest capitalized	—	(300)	(700)	(2,000)	(2,300)	(2,000)	(300)	(1,300)
Preference dividends	—	(2,248)	(3,981)	(13,014)	(22,353)	(17,468)	—	—
Add:
Fixed charges	—	26,508	48,441	131,614	128,613	99,388	26,548	15,420
Amortization of capitalized interest	—	20	103	270	539	804	180	202
Dividends from equity investees	—	—	—	94	94	225	—	—
(Losses) earnings as defined	$(6,500)	$(16,731)	$129,792	$199,299	$206,558	$309,405	$59,774	$59,514	$309,405	$59,774	historical

Fixed charges:
Interest expense	$—	$21,500	$39,900	$110,200	$97,200	$72,800	$20,700	$12,100
Interest capitalized	—	300	700	2,000	2,300	2,000	300	1,300
Amortization of debt issuance costs and debt discount	—	1,300	2,300	3,800	3,800	3,800	900	1,100
Interest cost	—	23,100	42,900	116,000	103,300	78,600	21,900	14,500

Rents	—	5,800	7,800	13,000	14,800	16,600	4,150	4,600
Interest factor	—	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%
Estimated interest component of rents	—	1,160	1,560	2,600	2,960	3,320	830	920

Preference dividends	—	2,248	3,879	13,014	14,364	11,744	3,818	—
Ratio of pre-tax (loss) income to (loss) income from continuing operations	—	1	102.6%	1	155.6%	148.7%	1	—
Preferred dividend factor	—	2,248	3,981	13,014	22,353	17,468	3,818	—

Fixed charges as defined	$—	$26,508	$48,441	$131,614	$128,613	$99,388	$26,548	$15,420	$99,388	$26,548	historical
									35,914	$2,805	adjustment
									$135,302	$29,353

Ratio of earnings to fixed charges (1)	—	—	2.68	1.51	1.61	3.11	2.25	3.86	2.29	2.04

(1) Earnings were insufficient to cover fixed charges and preference dividends by $43.2 million for the nine months ended December 31, 2005.

Debt refinancted	$550,000	$550,000
7.75% Notes rate	7.75%	7.75%
Interest expense and bond rate	$42,625	$10,656

Weighted average historical rate	3.36%	5.71%
Interest expense and historical rate	18,480	7,851

Additional interest charge	$24,145	$2,805
Gross-up of interest charge	35,914	$2,805